UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 24, 2007

GREENLIGHT CAPITAL RE, LTD.
(Exact Name of Registrant as Specified in Charter)

Cayman Islands	333-139993	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

802 West Bay Rd., The Grand Pavilion P.O. Box 31110 Grand Cayman, KY1-1205 Cayman Islands	KY1-1205
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (345) 745-4573

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On May 24, 2007, the Registrant issued a press release announcing that its initial public offering (the ‘‘IPO’’) of 10,250,000 Class A Ordinary Shares had priced at $19.00 per share and that the shares had begun trading on the NASDAQ under the symbol ‘‘GLRE.’’ A copy of the press release is attached hereto as Exhibit 99.1.

On May 30, 2007, the Registrant issued a press release announcing that the IPO was consummated and that the underwriters had exercised in full their option to purchase an additional 1,537,500 Class A Ordinary Shares at $19.00 per share to cover over-allotments, if any. In addition, the Registrant announced that, simultaneously with the consummation of the IPO, it had consummated a private sale to David M. Einhorn, Chairman of the board of directors of the Registrant, of 2,631,579 Class B Ordinary Shares at a price of $19.00 per share. Substantially all of the total net proceeds of approximately $258 million from the IPO and the private sale will be contributed to the Registrant’s subsidiary, Greenlight Reinsurance, Ltd., to increase the underwriting capacity of the subsidiary’s reinsurance operations. A copy of the press release issued on May 30, 2007 is attached hereto as Exhibit 99.2.

Additionally, the Registrant’s investment advisor and its affiliates manage and expect to manage other client accounts besides the Registrant’s, some of which have objectives similar to the Registrant’s. Because of the similarity of the Registrant’s investment portfolio and these others, and because, as a matter of ordinary course, the Registrant’s investment advisor and its affiliates provide their clients, including the Registrant, with results of their respective investment portfolios on the last day of each month, those other clients indirectly may have material non-public information regarding the Registrant’s investment portfolio. To address this issue, and to comply with Regulation FD, the Registrant intends to present, prior to the start of trading on the first business day of each month, a summary of its consolidated net investment returns on its website, www.greenlightre.ky.

Item 9.01. Financial Statements and Exhibits

(c)   Exhibits:

Exhibit 99.1	Press release dated May 24, 2007
Exhibit 99.2	Press release dated May 30, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 30, 2007	GREENLIGHT CAPITAL RE, LTD.

	By:	/s/ Leonard Goldberg
Leonard Goldberg
Chief Executive Officer

Exhibit Index

Exhibit 99.1	Press release dated May 24, 2007
Exhibit 99.2	Press release dated May 30, 2007